Exhibit T3A.141

Corporations Section P.O.Box 13697 Austin, Texas 78711-3697	Gwyn Shea Secretary of State

Office of the Secretary of State

January 23, 2002

Attn: Jill Price

Shumacker & Thompson

CBL Center, Suite 210, 2030 Hamilton Place Boulevard

Chattanooga, TN 37421 USA

RE: Parkdale Crossing Limited Partnership

File Number: 800048009

File Date: 01/22/2002

Effective: 01/22/2002

It has been our pleasure to file the certificate of limited partnership for the referenced limited partnership. This letter evidences the filing of the certificate as of the filing date or the effective date if noted.

Limited partnerships do not file annual reports with the Secretary of State, but do file a report not more often than once every four years as requested by the Secretary. It is important for the partnership to continuously maintain a registered agent and office in Texas as this is the address to which the Secretary of State will send a request to file a periodic report. Failure to file a report when requested may result in cancellation of the certificate of limited partnership.

If we can be of further service at any time, please let us know.

Sincerely,

Corporations Section

Statutory Filings Division

(512) 463-5555

Enclosure

Come visit us on the internet at http://www.sos.state.tx.us/
PHONE (512) 463-5555 Prepared by: Linda Basler	FAX (512) 463-5709	TTY7-1-1

Form 207 (revised 5/01) Return in Duplicate to: Secretary of State P.O. Box 13697 Austin, TX 78711-3697 FAX: 512/463-5709 Filling Fee: $750 This space reserved for office use. Certificate of Limited Partnership Pursuant to Article 6132a-1 FILED In the Office of the Secretary of State of Texas JAN 22 2002 Corporations Section The name of the limited partnership is as set forth below: Parkdale Crossing Limited Partnership The name must contain the words “Limited Partnership,” or “Limited,” or the abbreviation “L P.,” or“Ltd.” as the last words or letters of its name. The name must not be the same as, deceptively similar to or similar to that of an existing corporate, limited liability company, The address of the principal office in the United States where records of the partnership are to be kept or made available is set forth below: City State Zip Code Chattanooga Tennessee 37421 Address: CBL Center, Suite 500, 2030 Hamilton Place Boulevard Country USA ☒A. The initial registered agent is a corporation by the name set forth below: OR CT Corporation System ☐ B. The initial registered agent is an individual resident of the state whose name is set forth below: First Name Middle Initial Last Name Suffix C. The business address of the registered agent and the registered office address is: Street Address 350 N. St. Paul Street Zip Code 75201 City Dallas TX The name, mailing address, and the street address of the business or residence of each general partner is as follows: Legal Entity: The general partner is a legal entity named: Parkdale Crossing GP, Inc. Individual: The general partner is an individual whose name is set forth below: First Name M.I. Last Name Suffix

MAILING ADDRESS OF GENERAL PARTNER 1 Mailing Address City State Zip Code CBL Center, Ste. 500 2030 Hamilton Pl. Blvd. Chattanooga Tennessee 37421 STREET ADDRESS OF GENERAL PARTNER 1 Street Address City State Zip Code CBL Center, Ste. 500 2030 Hamilton Pl. Blvd. Chattanooga Tennessee 37421 Legal Entity: The general partner is a legal entity named: Individual: The general partner is an individual whose name is set forth below: Partner 2—First Name M.I Last Name Suffix MAILING ADDRESS OF GENERAL PARTNER 2 Mailing Address City State Zip Code STREET ADDRESS OF GENERAL PARTNER 2 Street Address City State Zip Code [The attached addendum are incorporated herein by reference.] OR B. This document will become effective at a later date, which is not more than ninety (90) days Name PARKDALE CROSSING Name Jeffery V. Qurry, Asst. Secretary Signature of General Partner 1 Signature of General Partner 2